Exhibit 99.1

IDT Press Contact:

Graham Robertson

Integrated Device Technology, Inc. Corporate

Phone: (408) 284-2644

Email: graham.robertson@IDT.com

IDT Investor Relations Contacts:

Mike Knapp

Integrated Device Technology, Inc. Investor Relations

Phone: (408) 284-6515

Email: mike.knapp@IDT.com

PLX Investor Relations Contact:

Leslie Green

Green Communications Consulting, LLC

Phone: (650) 312-9060

Email: leslie@greencommunicationsllc.com

PLX Company Contact:

Arthur O. Whipple, CFO

PLX Technology, Inc.

Phone: (408) 774-9060

Email: investor-relations@plxtech.com

IDT and PLX Technology Announce Termination of Proposed Transaction and IDT

Withdraws Exchange Offer for PLX Technology Shares

SAN JOSE, Calif. and SUNNYVALE, Calif., December 19, 2012—Integrated Device Technology, Inc. (IDT®) (NASDAQ: IDTI), the Analog and Digital Company™ delivering essential mixed-signal semiconductor solutions, and PLX Technology, Inc. (“PLX Technology”) (NASDAQ: PLXT), a developer of I/O interconnect silicon and complimentary software, today announced that they have mutually agreed to terminate their merger agreement pursuant to which IDT would acquire PLX Technology. Concurrently, IDT also announced that it is withdrawing its related exchange offer to acquire all of the issued and outstanding shares of common stock, $0.001 par value, of PLX Technology and instructed Computershare, the exchange agent for the exchange offer, to promptly return all previously tendered shares. As of the close of business on December 19, 2012, 21,876,215 shares were previously tendered in the exchange offer.

The decision to terminate the merger agreement and withdraw the exchange offer was made in response to a determination by the United States Federal Trade Commission (“FTC”) to file an administrative complaint challenging IDT’s proposed acquisition of PLX Technology and the absence of a clear path for the parties to complete the proposed transaction. Subsequent to the FTC determination and following the parties review of the FTC’s decision and a discussion of appropriate next steps, IDT informed PLX Technology that, with the facts and circumstances known to IDT regarding the FTC decision at this time, consistent with its rights under the terms of the merger agreement, IDT would not extend the outside date for the exchange offer past January 31, 2013 and would not agree to any settlement or remedies with the FTC which included IDT disposing of any portion of its business, assets or properties.

“We are disappointed by the FTC’s decision to seek to enjoin the transaction,” said Ted Tewksbury, president and chief executive officer of IDT. “Although we continue to believe in the benefits of the transaction, our management and board of directors have determined that it was in the best long-term interests of IDT and its stockholders not to pursue what would likely be a protracted, costly and unpredictable litigation process. PLX impressed the IDT team throughout the process with their professionalism and capabilities. During this period of time PLX effectively executed on plans to significantly reduce operating expenses consistent with IDT’s synergies savings plan which has improved its financial condition.”

“After discussions with IDT and our board of directors, we agree that litigation to pursue the acquisition by IDT is not in the best interests of our stockholders,” said David Raun, interim president and chief executive officer of PLX Technology. “IDT informed us that they would exercise their right to not extend the outside date of the exchange offer beyond January 31, 2013. Given that litigation against the FTC to a final resolution could not happen as a practical matter before January 31, 2012, PLX agreed to terminate the transaction now to avoid fruitless legal expenses. While we are disappointed with the FTC decision, we are excited about PLX Technology’s prospects as an independent company. In the last six months we divested unprofitable businesses, reducing our annual operating expenses by approximately $20M, and strengthened our focus and technology leadership in our core PCI Express business. We have a solid foundation for long term growth, profitability and positive cash flow.”

About IDT

Integrated Device Technology, Inc., the Analog and Digital Company™, develops system-level solutions that optimize its customers’ applications. IDT uses its market leadership in timing, serial switching and interfaces, and adds analog and system expertise to provide complete application-optimized, mixed-signal solutions for the communications, computing and consumer segments. Headquartered in San Jose, Calif., IDT has design, manufacturing and sales facilities throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol “IDTI.” Additional information about IDT is accessible atwww.IDT.com. Follow IDT on Facebook, LinkedIn, Twitter, and YouTube.

About PLX

PLX Technology, Inc. (NASDAQ: PLXT), based in Sunnyvale, Calif., USA, is an industry-leading global provider of semiconductor-based connectivity solutions primarily targeting the enterprise and consumer markets. The company develops innovative software-enriched silicon that enables product differentiation, reliable interoperability and superior performance. Visit PLX on plxtech.com, Facebook, Twitter and YouTube.

Forward-Looking Statements

Certain statements in this press release may contain forward-looking statements relating to IDT and/or PLX. Statements concerning activities, events or developments that IDT and/or PLX expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements, including the following: the risk that IDT’s or PLX’s business will have been adversely impacted during the pendency of the proposed transaction; and other economic, business and competitive factors affecting the businesses of IDT and PLX generally, including those set forth in the filings of IDT and PLX with the SEC from time to time, including their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings. These forward-looking statements speak only as of the date of this communication and neither IDT nor PLX undertakes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

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IDT and the IDT logo are trademarks or registered trademarks of Integrated Device Technology, Inc. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

PLX and the PLX logo are registered trademarks of PLX Technology, Inc.